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Exhibit 10.8

Stock Redemption Agreement, dated September 30, 1999, Between View Systems, Inc and Gunther Than

VIEW SYSTEMS, INC.
[LOGO]
STOCK REDEMPTION AGREEMENT

    This Stock Redemption Agreement is made as of September 30, 1999, by and between Gunther Than, 28 Dekker Street, Golden, Colorado 80401 and View Systems, Inc., 925 West Kenyon Avenue, Suite 15, Englewood, Colorado 80110 (the "Corporation").

Recitals

    R1. Gunther Than is the President and CEO of the Corporation, and also a member of its Board of Directors. Gunther Than is indebted to the Corporation in the amount of $67,719.35. Mr. Than is also the holder of certain restricted stock within the meaning of Rule 144 of the Securities Act of 1933. Pursuant to the terms and conditions of this Agreement, Mr. Than would like to have the Corporation redeem shares of his resticted, non-free trading stock (within the meaning of SEC Rule 144) that is held by him in exchange for cancellation of his indebtedness to the Corporation.

    R2. According to the Corporation's transfer agent, Interwest Transfer Co., the Corporation had 2,666,667 shares of free trading stock, and 4,014,333 shares of restricted stock, as of September 30, 1999. As of September 30, 1999, the free trading stock of the Corporation was reported as being traded for the price of 2.13 on the NASDAQ OTCBB.

    R3. The Corporation has determined that it is in its best interests to redeem the 34,860 shares of restricted stock of Gunther Than pursuant to the terms and conditions of this Agreement.

    Now therefore, in consideration of the mutual covenants herein, the parties agree as follows:

    1. Redemption. View Systems agrees to redeem, as of September 30, 1999, 34,860 shares of common stock, which shares are restricted within the meaning of SEC Rule 144, held by Gunther Than for the price of $2.00 per share.

    2. Payment of Redemption Price. To settle on the closing, the Corporation shall instruct its transfer agent to issue, upon receipt from Gunther Than of an original stock certificate in a denomination of at least 34,860 shares, a corrected stock certificate to Gunther Than for the amount of shares represented by the stock certificate being tendered by Gunther Than, minus the 34,860 shares that are being redeemed. After receipt by the transfer agent of the stock certificate being redeemed, the Corporation shall deem the $67,719.35 indebtedness of Mr. Than to the Corporation as satisfied on the books and records of the Corporation.

    3. Option to Purchase Back Shares. Gunther Than shall have the option, exercisable for a period of two years from the date said stock is redeemed, to purchase the stock being redeemed at a price of $2.00 per share, plus interest accruing on the $67,719.35 at the rate of 10% from the date the shares are redeemed to the date the option to repurchase is exercised. Upon exercise of this purchase option, and tender of the purchase price, the Corporation shall instruct its transfer agent to reissue the shares to Gunther Than. The shares shall be reissued by the Corporation as restricted stock within the meaning of Rule 144 and shall carry the new issue date, being the date the shares are repurchased. The stock certificates of the Shares will be imprinted with a conspicuous legend in substantially the following form:

    "The securities represented by this certificate have not been registered under federal or state securities laws, and shall not be sold, pledged, hypothecated, donated or otherwise transferred (whether or not for consideration) by the holder in the absence of an effective registration under the securities laws or an opinion of counsel reasonably satisfactory to View that such registration is not required under the securities laws.

    4. Representations and Warranties. Gunther Than represents and warrants, that the Shares acquired pursuant to any exercise of the option granted herein will be for investment, for Gunther Than's own account, and not with a view to, for offer for sale or for sale in connection with, the distribution or transfer of the Shares. The Shares will not be purchased for subdivision or fractionalization thereof; and Gunther Than has no contract, undertaking, agreement or arrangement with any person or entity to sell, hypothecate, pledge, donate or otherwise transfer (with or without consideration) to any such person or entity any Shares exercisable under the option, and Gunther Than has no present plans or intention to enter into any such contract, undertaking, agreement or arrangement.

    IN WITNESS WHEREOF, the parties have executed this agreement this    day of            , 1999.

                      View Systems, Inc.

                      By:
                      Name:

                      Title:

                      Gunther Than

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Exhibit 10.8